Exhibit 4.1
                       EFFECTIVE MANAGEMENT SYSTEMS, INC.
                        1998 EMPLOYEE STOCK PURCHASE PLAN


                               ARTICLE I--PURPOSE

             The Effective Management Systems, Inc. 1998 Employee Stock Purchase Plan (the "Plan") has been established by Effective Management Systems, Inc., a Wisconsin corporation (the "Company"), to allow employees of the Company and its subsidiaries to purchase shares of Common Stock of the Company ("Common Stock") and thereby share in the ownership of the Company. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the applicable requirements of the Code and the regulations thereunder.


                             ARTICLE II--DEFINITIONS

   2.01.     Committee.

             "Committee" shall mean the committee of directors described in
   Section 10.01.

   2.02.     Compensation.

             "Compensation" shall mean the Employee's wages, salaries, and other amounts received for personal services actually rendered in the course of employment by the Company, including, but not limited to, bonuses, commissions, compensation for services on the basis of a percentage of profits, commissions on insurance premiums and tips.

   2.03.     Employee.

             "Employee" means any person who is customarily employed on a full-time or part-time basis by the Company, who is regularly scheduled to work more than 20 hours per week and whose customary employment is for at least five months in any calendar year.

   2.04.     Plan Administrator.

             "Plan Administrator" shall mean the individual appointed by the Committee pursuant to Section 10.04.

   2.05.     Subsidiary Corporation.

             "Subsidiary Corporation" shall mean any present or future corporation which (a) would be a "subsidiary corporation" of the Company as that term is defined in Section 424(f) of the Code and (b) is designated as a participant in the Plan by the Committee.


                   ARTICLE III--ELIGIBILITY AND PARTICIPATION

   3.01.     Initial Eligibility.

             Any employee who shall have completed one (1) year of continuous employment and shall be employed by the Company or a Subsidiary Corporation on the date his participation in the Plan is to become effective shall be eligible to participate in offerings under the Plan that commence on or after such period has concluded.

   3.02.     Leave of Absence.

             For purposes of participation in the Plan, a person on leave of absence shall be deemed to be an Employee for the first 90 days of such leave of absence and such employee's employment shall be deemed to have terminated at the close of business on the 90th day of such leave of absence unless such employee shall have returned to regular full-time or part-time employment (as the case may be) prior to the close of business on such 90th day. Termination by the Company or a Subsidiary Corporation, as the case may be, of any employee's leave of absence, other than termination of such leave of absence on return to full-time or part-time employment, shall terminate an employee's employment for all purposes of the Plan and shall terminate such employee's participation in the Plan and right to exercise any option.

   3.03.     Restrictions on Participation.

             Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option to participate in the Plan:

             (a) if, immediately after the grant, such Employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary Corporation (for purposes of this paragraph, the rules of Sections 423(b)(3) and 424(d) of the Code shall apply in determining stock ownership of any Employee); or

             (b) which permits his rights to purchase stock under all employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 in fair market value of the Common Stock (determined at the time such option is granted) for each calendar year in which such purchase rights are outstanding.


                              ARTICLE IV--OFFERINGS

   4.01.     Semi-Annual Offerings.

             The Plan will be implemented by eight semi-annual offerings of Common Stock (the "Offerings") beginning on the first day of July in each of the years 1998, 1999, 2000 and 2001 and on the first day of January in each of the years 1999, 2000, 2001 and 2002, each Offering terminating on December 31 of the same year in the case of a July 1 Offering and on June 30 of the same year in the case of a January 1 Offering. The maximum number of shares issued in each of the respective Offerings shall be 12,500 shares of Common Stock plus unissued shares from the prior Offerings, whether offered or not.

             As used in the Plan, "Offering Commencement Date" means the January 1 or July 1, as the case may be, on which the particular Offering begins, "Offering Termination Date" means the June 30 or December 31, as the case may be, on which the particular Offering terminates and "Offering Period" shall be the period that begins on the Offering Commencement Date and ends on the Offering Termination Date of the same Offering.

   4.02.     Discretionary Three-Month Offerings.

             Each semi-annual Offering may, in the discretion of the Committee exercised prior to the commencement thereof, be divided into two three-month Offerings. The maximum number of shares issued in each of the respective three-month Offerings shall be 6,250 shares plus unissued shares from the prior Offerings, whether offered or not. If the Committee authorizes the division of the six-month Offerings into three-month Offerings, the defined terms set forth in Section 4.01 and the number of option shares calculated pursuant to Section 6.01 shall be appropriately modified.

                          ARTICLE V--PAYROLL DEDUCTIONS

   5.01.     Amount of Deduction.

             At the time an Employee files his authorization for payroll deduction, he shall elect to have deductions made from his Compensation on each payroll date during the time he is an Employee participating in an Offering at the rate of any whole percent selected by the Employee that is less than or equal to 5% of his Compensation payable during the Offering Period.

   5.02.     Employee's Account.

             All payroll deductions made for an Employee shall be credited to his account under the Plan. An Employee may not make any separate cash payment into such account except when on leave of absence and then only as provided in Section 5.04.

   5.03.     Changes in Payroll Deductions.

             An Employee may discontinue his participation in the Plan as provided in Article VIII, but no other change can be made during an Offering, including any change in the amount of his payroll deductions for that Offering.

   5.04.     Leave of Absence.

             If an Employee is granted a leave of absence from employment by the Company, such Employee shall have the right to elect either to (a) withdraw the balance in his account pursuant to Section 7.02, (b) discontinue contributions to the Plan but remain a participant in the Plan, or (c) remain a participant in the Plan during such leave of absence, authorizing deductions to be made from payments by the Company to the Employee during such leave of absence and undertaking to make cash payments to the Plan at the end of each payroll period to the extent that amounts payable by the Company to such Employee are insufficient to meet such Employee's authorized Plan deductions.

   5.05.     Interest on Account.

             No interest shall be paid by the Company on any funds held by the Company in any account established pursuant to Section 5.02, whether such funds are used to purchase Common Stock pursuant to Section 7.01 or are subsequently withdrawn pursuant to Section 7.02.


                         ARTICLE VI--GRANTING OF OPTION

   6.01.     Number of Option Shares.

             On each Offering Commencement Date, a participating Employee shall be deemed to have been granted an option to purchase a maximum number of shares of Common Stock equal to (a) that percentage of the Employee's Compensation which he has elected to have withheld, multiplied by (b) the Employee's Compensation during the last thirteen complete biweekly payroll periods ending immediately prior to the Offering Commencement Date, divided by (c) 85% of the fair market value of the Common Stock on the applicable Offering Commencement Date. The fair market value of the Common Stock shall be determined as provided in paragraph (a) of Section 6.02.

   6.02.     Option Price.

             The option price of Common Stock purchased with payroll deductions made during an Offering Period shall be the lesser of:

             (a) 85% of the closing price of the Common Stock on the Offering Commencement Date or the nearest prior business day on which trading occurred on the NASDAQ National Market System; or

             (b) 85% of the closing price of the Common Stock on the Offering Termination Date or the nearest prior business day on which trading occurred on the NASDAQ National Market System.

   If the Common Stock is not admitted to trading on any of the aforesaid dates for which closing prices of the Common Stock are to be determined, then reference shall be made to the fair market value of the stock on that date, as determined on such basis as shall be established or specified for the purpose by the Committee. Notwithstanding the foregoing, the option price per share of Common Stock shall in no event be less than the par value of such share.


                        ARTICLE VII--EXERCISE OF OPTIONS

   7.01.     Automatic Exercise.

             Unless an Employee gives written notice to the Company as provided in Section 7.02, the Employee's option to purchase Common Stock with payroll deductions made during any Offering Period will be deemed to have been exercised automatically on the Offering Termination Date applicable to such Offering, for the purchase of the number of full shares of Common Stock which the accumulated payroll deductions in his account at that time will purchase at the applicable option price (but not in excess of the number of shares for which options have been granted to the Employee pursuant to Section 6.01 and subject to a pro rata reduction pursuant to Section 9.01), and any excess in his account will be returned to the Employee. Notwithstanding the foregoing, no Employee shall be entitled to exercise his option to purchase Common Stock for fewer than the Applicable Minimum Number, as defined in Section 7.04, of shares of Common Stock.

   7.02.     Withdrawal of Account.

             At any time prior to the Offering Termination Date applicable to any Offering, an Employee may, by written notice to the Company, elect to withdraw all of the accumulated payroll deductions in his account at such time.

   7.03.     Fractional Shares.

             Fractional shares of Common Stock will not be issued under the Plan. Any accumulated payroll deductions that would have been used to purchase fractional shares will be returned to any Employee promptly following the termination of the Offering, without interest.

   7.04.     Applicable Minimum Number.

             The "Applicable Minimum Number" of shares of Common Stock that may be purchased during an Offering Period shall be such number of shares as the Committee, in its discretion, may determine for the purpose of minimizing the cost and expense to the Company of issuing stock certificates and maintaining shareholder account records. Notwithstanding the foregoing, in no event shall the Applicable Minimum Number with respect to an Employee be greater than the number of shares of Common Stock that the Employee is offered in a single Offering pursuant to
   Section 6.01.

   7.05.     Stock Certificates.

             Certificates covering the shares of Common Stock purchased under the Plan shall be issued as soon as reasonably practicable after the exercise of the option to purchase. Shares of Common Stock to be delivered to an Employee under the Plan will be registered in the name of the Employee, subject to the provisions of Section 11.02. The Company will pay all stamp taxes and the like, and all fees, in connection with such issue.


                   ARTICLE VIII--WITHDRAWAL FROM PARTICIPATION

   8.01.     In General.

             Pursuant to Section 7.02, an Employee may withdraw payroll deductions credited to his account under the Plan at any time before the Offering Termination Date by giving written notice to the Company. All of the Employee's payroll deductions credited to his account shall be paid to him promptly after receipt of the Employee's notice of withdrawal, and no further payroll deductions will be made from the Employee's Compensation during such Offering. The Company may, at its option, treat any attempt to borrow by an Employee on the security of his accumulated payroll deductions as an election under Section 7.02 to withdraw such deductions.

   8.02.     Effect on Subsequent Participation.

             An Employee's withdrawal from any Offering will not have any effect upon his eligibility to participate in any subsequent Offering or in any similar plan that may hereafter be adopted by the Company.

   8.03.     Termination of Employment.

             Upon termination of an Employee's employment for any reason, including retirement (but excluding death while in the employ of the Company or continuation of a leave of absence for a period exceeding 90 days), the payroll deductions credited to the Employee's account will be returned to him, or, in the case of his death subsequent to the termination of his employment, to the person or persons entitled thereto under Section 11.02.

   8.04.     Termination of Employment Due to Death.

             Upon termination of an Employee's employment because of his death, his beneficiary shall have the right to elect, by written notice given to the Company prior to the earlier of the Offering Termination Date or the 60th day after the date of death of the Employee, either:

             (a) to withdraw all of the payroll deductions credited to the Employee's account under the Plan, or

             (b) to exercise the Employee's option for the purchase of Common Stock on the Offering Termination Date next following the date of the Employee's death for the purchase of the number of full shares of Common Stock that the accumulated payroll deductions in the Employee's account will purchase at the applicable option price, and any excess in such account will be returned to the beneficiary, without interest.

   In the event that no such written notice of election shall be duly received by the Company, the beneficiary shall automatically be deemed to have elected, pursuant to paragraph (b), to exercise the Employee's option.

   8.05.     Leave of Absence.

             An Employee on leave of absence shall, subject to the election made by the Employee pursuant to Section 5.04, continue to be a participant in the Plan so long as such Employee is on continuous leave of absence. An individual who has been on leave of absence for more than 90 days and who therefore is not an Employee for the purpose of the Plan shall not be entitled to participate in any Offering commencing after the 90th day of such leave of absence. Notwithstanding any other provision of the Plan, unless a participant on leave of absence returns to regular full-time or part-time employment with the Company at the termination of such leave of absence, the participant's participation in the Plan shall terminate on the termination of the leave of absence.


                                ARTICLE IX--STOCK

   9.01.     Maximum Number of Shares.

             The maximum number of shares which shall be issued under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Section 11.04, shall be 12,500 shares in each semi-annual Offering (6,250 shares in each three-month Offering) plus, with respect to each Offering, all unissued shares from prior Offerings, whether offered or not, not to exceed 100,000 shares for all Offerings. If the total number of shares of Common Stock for which options are exercised on any Offering Termination Date in accordance with Article VI exceeds the maximum number of shares issuable in such Offering, the Company shall make a pro rata allocation of the shares available for delivery and distribution in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions credited to the account of each Employee shall be returned to him as promptly as possible.

   9.02.     Employee's Interest in Stock.

             The Employee will have no interest in Common Stock covered by his option until such option has been exercised.

   9.03.     Restrictions on Exercise.

             Purchase rights granted under the Plan shall not become exercisable until such time as the shares of Common Stock, which may be issued pursuant to the Plan (a) have been registered under the Securities Act of 1933, as amended (the "Act"), and any applicable state and foreign securities laws; or (b) in the opinion of the Company's counsel, may be issued pursuant to an exemption from registration under the Act and in compliance with any applicable state and foreign securities laws.


                            ARTICLE X--ADMINISTRATION

   10.01.    Membership of Committee.

             The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the "Committee") consisting of not less than two (2) directors appointed for such purpose who are "non-employee directors" as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

   10.02.    Conduct of Committee.

             A majority of the members of the Committee shall constitute a quorum. All determinations of the Committee shall be made by at least a majority of its members. Any decision or determination reduced to writing and signed by all of the members of the Committee shall be fully as effective as it if had been made by a unanimous vote at a meeting duly called and held.

   10.03.    Authority of Committee.

             In accordance with the provisions of the Plan, the Committee shall establish such terms and conditions for the grant of purchase rights as the Committee may deem necessary or advisable, adopt such rules or regulations which may become necessary or advisable for the operation of the Plan, and make such determinations, and take such other actions, as are expressly authorized or contemplated in the Plan or as may be required for the proper administration of the Plan in accordance with its terms. The interpretation of any provision of the Plan by the Committee and any determination on the matters referred to in this Article X shall be final.

   10.04.    Plan Administrator.

             The Committee, in its discretion, may appoint an individual (the "Plan Administrator") to assist the Committee in corresponding with Employees, with record keeping and in performing other administrative functions in connection with the Plan; provided, however, that the Plan Administrator shall exercise no discretion with respect to the interpretation of the Plan or the grant of options to purchase shares of Common Stock pursuant to the Plan.


                            ARTICLE XI--MISCELLANEOUS

   11.01.    Tax Withholding.

             The Company may withhold the issuance of certificates for shares of Common Stock to an Employee pursuant to Section 7.05 until such time as the Employee has made arrangements satisfactory to the Company to permit the Company to comply with any applicable requirement for withholding of federal, state or local income or FICA taxes or any other amounts required by law to be withheld. In the absence of such arrangements, the Company may deduct and withhold from any cash otherwise payable to the Employee (whether payable as salary, bonus or other compensation) for the purpose of satisfying such requirements.

   11.02.    Designation of Beneficiary.

             An Employee may file a written designation of a beneficiary who is to receive any Common Stock that may be issued on the exercise of purchase rights hereunder after the death of the Employee or cash in the Employee's account. Such designation of beneficiary may be changed by the Employee at any time by written notice to the Plan Administrator. Upon the death of an Employee and upon receipt by the Company of proof of identity and existence at the Employee's death of a beneficiary validly designated by him under the Plan, the Company shall deliver such Common Stock and/or cash to such beneficiary. In the event of the death of an Employee and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Employee's death, the Company shall deliver such Common Stock and/or cash to the executor or administrator of the estate of the Employee, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Common Stock and/or cash to the spouse or to any one or more dependents of the Employee as the Company may designate. No beneficiary shall, by virtue of the provisions of this Section 11.02, acquire any interest at any time in the Common Stock issued to the Employee prior to the death of the Employee, and no beneficiary shall, prior to the death of the Employee by whom he has been designated, acquire any interest in the Common Stock (if any) to be issued to the Employee and/or cash in the account under the Plan after the death of the Employee.

   11.03.    Transferability.

             Subject to the provisions of Section 11.02, an Employee's right to exercise an option under the Plan (a) shall not be transferable by such Employee, (b) may be exercised only by the Employee, and (c) may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, except by will or the laws of descent and distribution.

   11.04.    Adjustments Upon Changes in Capitalization.

             In order to prevent dilution or enlargement of purchase rights, in the event of reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation or other change in shares of Common Stock after the Board of Directors has adopted the Plan, the Committee shall make appropriate changes in the number of shares of Common Stock which may be purchased pursuant to the Plan, and the number of shares of Common Stock covered by, and the purchase price under, each outstanding option, and such other changes in the Plan and outstanding options as the Committee may deem appropriate under the circumstances. No rights to purchase a fractional share of Common Stock shall result from any such change, and any fractional share resulting from such change shall be rounded to the nearest whole number.

   11.05.    Amendment and Termination.

             The Board of Directors may amend or terminate the Plan at any time, provided, however, that the Board of Directors may not, without the approval of the shareholders of the Company, amend the Plan (a) if shareholder approval is required by (i) the Code, or any rules promulgated thereunder; or (ii) the quotation or listing requirements of NASDAQ or any principal securities exchange on which the Common Stock is then traded (in order to maintain the Common Stock's quotation or listing thereon); or (b) if such amendment would (i) increase the maximum number of shares of Common Stock which may be purchased pursuant to the Plan (except as provided in Section 11.04); (ii) modify the requirements as to eligibility for participation in the Plan; (iii) change the class of corporations whose employees will be granted purchase rights under the Plan; or (iv) materially increase the benefits to Employees under the Plan. Any amendment of the Plan shall not, without the consent of the Employee, alter or impair any of the rights or obligations under any option previously granted to the Employee.

   11.06.    Other Restrictions on Transfer.

             The Committee may impose such non-discriminatory restrictions on the transfer of any shares of Common Stock acquired pursuant to the exercise of a purchase right under the Plan as it may deem advisable, including, without limitation, restrictions under applicable federal securities law, under the requirements of any stock exchange upon which such shares of Common Stock are then listed, if any, and under any state and foreign securities laws applicable to such shares.

   11.07.    No Employment Rights.

             The Plan does not, directly or indirectly, create any right for the benefit of any Employee or class of Employees to purchase any shares under the Plan, or create in any Employee or class of Employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, an Employee's employment at any time.

   11.08.    Effect of Plan.

             The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Employee participating in the Plan, including, without limitation, such Employee's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Employee.

   11.09.    Applicable Law.

             The plan shall, to the extent not inconsistent with applicable federal law, be construed under the laws of the State of Wisconsin.

   11.10.    Effective Date.

             The Plan shall become effective as of the date of its adoption by the Board of Directors of the Company, subject to approval of the Plan by the shareholders within twelve months of such effective date. Purchase rights may be granted prior to such approval; provided, however, that such purchase rights shall be subject to such approval and shall not be exercised until after such approval.